Matria Healthcare, Inc. and Subsidiaries
                           Computation of Earnings per Share
                    (Amounts in thousands, except per share amounts)
                                    (Unaudited)



                                                                             Three Months Ended             Nine Months Ended
                                                                               September 30,                  September 30,
                                                                         ---------------------------     ------------------------

                                                                             2000           1999           2000          1999

Basic
Net earnings                                                                   $2,463         7,737         11,785        13,446
Preferred stock dividend requirements                                            (800)         (800)        (2,400)       (2,249)
Accretion on preferred stock                                                     (111)         (110)          (330)         (307)
                                                                               ------        ------         ------        ------
Net earnings available to common shareholders                                  $1,552         6,827          9,055        10,890
                                                                               ======        ======         ======        ======
Shares:
    Weighted average number of common shares outstanding                       36,907        36,667         36,867        36,549
                                                                               ======        ======         ======        ======
Net earnings per common share                                                  $ 0.04          0.19           0.25          0.30
                                                                               ======        ======         ======        ======


Diluted
Net earnings available to common shareholders                                  $1,552         6,827          9,055        10,890
Interest on convertible preferred shares                                          100           102            300           303
                                                                               ------        ------         ------        ------
Net earnings for diluted calculation                                           $1,652         6,929          9,355        11,193
                                                                               ======        ======         ======        ======
Shares:
    Weighted average number of common shares outstanding                       36,907        36,667         36,867        36,549
    Shares issuable from assumed exercise of options and warrants                 884         2,447          1,338         1,607
    Convertible preferred stock                                                 2,222         2,222          2,222         2,222
                                                                               ------        ------         ------        ------
                                                                               40,013        41,336         40,427        40,378
                                                                               ======        ======         ======        ======
Net earnings per common share                                                  $ 0.04          0.17           0.23          0.28
                                                                               ======        ======         ======        ======